EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FOURTH QUARTER RESULTS

Jacksonville, Fla. (February 3, 2010) — Regency Centers Corporation announced today financial and operating results for the quarter and year ended December 31, 2009.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the fourth quarter of $50.9 million, or $0.63 per diluted share, compared to $63.6 million and $0.90 per diluted share for the same period in 2008. For the year ended December 31, 2009, Recurring FFO was $208.0 million or $2.68 per diluted share, compared to $240.4 million or $3.42 per diluted share for the same period last year, a per share decrease of 22%. The change in Recurring FFO per diluted share is primarily related to lower net operating income, higher interest expense and an increase in weighted average shares.

Regency reported FFO for the fourth quarter of $58.0 million, or $0.71 per diluted share. FFO for the same period in 2008 was $50.8 million and $0.72 per diluted share. For the year ended December 31, 2009, FFO was $85.8 million or $1.10 per diluted share, compared to $263.8 million or $3.75 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes, and other one-time items.

Net income attributable to common stockholders for the quarter was $25.3 million, or $0.31 per diluted share, compared to $14.0 million and $0.20 per diluted share for the same period in 2008. Net loss for the year ended December 31, 2009 was ($56.4) million or ($0.74) per diluted share, compared to net income of $116.5 million and $1.66 per diluted share for the year ended December 31, 2008. The net loss for the year was primarily related to impairment losses recorded earlier in the year. These impairments in addition to lower net operating income, lower transaction profits and higher interest expense resulted in the decline in net income as compared to the previous year.

For the three months ended December 31, 2009, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Decrease in same property net operating income: (7.4%)

•	Same space rental rate decline on a cash basis: (0.4%)

•	Leasing transactions: 465 new and renewal lease transactions for a total of 1.5 million square feet

For the year ended December 31, 2009, Regency’s results for wholly owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, operating properties only: 93.1%

•	Decrease in same property net operating income: (6.7%)

•	Same space rental rate decline on a cash basis: (2.7%)

•	Leasing transactions: 1,604 new and renewal lease transactions for a total of 5.3 million square feet

Investments

Dispositions and Acquisitions

During the quarter, Regency sold three completed development properties at a gross sales price of $37.9 million and a weighted average cap rate of 9.59%. Regency also sold six out parcels at a gross sales price of $17.8 million.

Development

The Company started one development project, Market at Colonnade, representing an estimated net investment at completion of $16.4 million. At December 31, 2009, the Company had 42 projects under development for an estimated total net investment at completion of $820.7 million. The in-process developments are 91% funded and 88% leased and committed, including tenant-owned GLA.

Co-Investment Partnerships

During the quarter Regency contributed eight wholly owned Regency properties to Regency’s USAA partnership at a gross contribution value of $133.9 million. The Company has a 20% ownership interest in the partnership.

In July 2009, GRI, a joint venture between the California Public Employees’ Retirement System (CalPERS) and an affiliate of First Washington Realty, Inc., agreed to purchase the majority of Macquarie CountryWide’s (MCW) interest in Macquarie CountryWide Regency II, LLC (MCW II). At that time, the partnership was valued at $1.73 billion for the transaction. The first phase of the transaction which involved the sale of 45% of the partnership to GRI closed July 31, 2009. The second phase in which an additional 15% of the partnership will be sold by MCW to GRI is scheduled to close upon receipt of lender consents required under certain of the partnership’s property-level loans. As part of the agreement, Regency was granted two options to purchase the remainder of MCW’s interest (up to 15% in total) at a 7.7% discount. Regency notified MCW in November 2009 that they would exercise those options.

On December 31, 2009 the Company received its final distribution in kind from the liquidation of two co-investment entities that Regency and MCW announced concurrent with its fourth quarter 2008 earnings release. In total, the Company received six properties with a combined value of $202.5 million, inclusive of debt, which represents both a return of the Company’s 25% interest in the two entities and a $13.1 million promote, which was not recognized in net income in accordance with the Restricted Gain Method but was recognized in FFO.

Capital Markets

During the quarter Regency priced an offering of 9.2 million shares of common stock which included the full exercise of the over-allotment option by its underwriters. Eight million of the shares are subject to forward sale agreements. The offering was priced at $30.75 per share. The company intends to use the estimated $235 million in proceeds, along with other sources of capital to satisfy maturing debt obligations. This offering also allowed the Company to use existing liquidity to prepay its term loan in full.

Executive Management Changes

With the retirement of Mary Lou Fiala at the end of 2009, Brian Smith, President and Chief Investment Officer, has now additionally assumed the role of Chief Operating Officer. “Although it is always difficult to lose a dedicated talent like Mary Lou, we are extremely fortunate to have a gifted, experienced and accomplished leader, who knows the shopping center business so well and is engrained in Regency’s special culture,” said Martin “Hap” Stein, Jr., Regency Centers Chairman and Chief Executive Officer.

Dividend

On February 2, 2010, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on March 3, 2010 to shareholders of record on February 17, 2010. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on March 31, 2010 to shareholders of record on March 1, 2010; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on March 31, 2010 to shareholders of record on March 1, 2010; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on March 31, 2010 to shareholders of record on March 1, 2010.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, February 4 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2009 supplemental information package that may help investors estimate earnings for 2010. A copy of the Company’s fourth quarter 2009 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended December 31, 2009. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual

	Three Months Ended		Year to Date
For the Periods Ended December 31, 2009 and 2008	2009	2008	2009	2008
Net income (loss) attributable to common stockholders	$25,330,221	$14,025,817	$(56,379,212)	$116,513,122
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	26,224,899	22,937,395	97,962,976	89,533,695
Depreciation and amortization expense - uncons properties	9,424,913	10,794,386	37,735,678	42,379,867
Consolidated JV partners’ share of depreciation	(135,226)	(144,429)	(539,430)	(539,645)
Amortization of leasing commissions and intangibles	4,323,860	3,760,999	15,678,543	14,017,847
(Gain) on sale of operating properties, including JV’s	(20,525,860)	(2,726,623)	(21,619,136)	(11,709,080)
Income deferrals under the Restricted Gain Method for GAAP	13,135,336	2,029,000	13,135,336	12,745,000
Non-controlling interest of exchangeable partnership units	173,683	121,086	(216,392)	906,831

Funds From Operations	57,951,826	50,797,631	85,758,363	263,847,637

Dilutive effect of share-based awards	(122,107)	(183,259)	(488,428)	(733,036)

Funds From Operations for calculating Diluted FFO per Share	$57,829,719	$50,614,372	$85,269,935	$263,114,601

Funds From Operations	$57,951,826	$50,797,631	$85,758,363	$263,847,637
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax	(1,337,018)	(950,213)	(2,316,335)	(24,328,250)
Provisions for impairment	—	33,027,000	131,878,424	34,854,601
Provisions for hedge ineffectiveness	3,294,246	—	3,294,246	—
Loss (gain) on early debt extinguishment	75,200	—	2,784,117	—
Restructuring charges	4,092,142	2,422,736	7,488,964	2,422,736
Transaction fees and promotes	(13,135,336)	(21,728,889)	(20,916,820)	(36,347,677)

Recurring Funds From Operations	50,941,060	63,568,265	207,970,959	240,449,047

Dilutive effect of share-based awards	(122,107)	(183,259)	(488,428)	(733,036)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$50,818,953	$63,385,006	$207,482,531	$239,716,011

Weighted Average Shares For Diluted FFO per Share	81,128,825	70,195,880	77,364,520	70,132,173

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2009, the Company owned 400 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.0 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.